Crowe Horwath

Crowe Horwath LLP
Member Horwath International

15233 Ventura Boulevard, Ninth Floor
Sherman Oaks, California 91403-2250
Tel 818.501.5200
Fax 818.907.9632
www.crowehorwath.com

June 4, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4 of Form 8-K of Mandalay Media, Inc. , dated June 2, 2009 and filed June 4, 2009, as contained in the first sentence of the first paragraph of Item 4, the second and third paragraphs of Item 4, and are in agreement with those statements.

Crowe Horwath LLP

Crowe Horwath LLP
Sherman Oaks, California

cc: Mr. Jim Lefkowitz
President
Mandalay Media, Inc.